UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

April 4, 2016

LINDSAY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-13419	47-0554096
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2222 North 111th Street
Omaha, Nebraska		68164
(Address of principal executive offices)		(Zip Code)

(402) 829-6800

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of James C. Raabe as Chief Financial Officer

On April 4, 2016, Lindsay Corporation (the “Company”) announced that James C. Raabe notified the Board of Directors of the Company of his intent to retire later this year. Mr. Raabe will step down as Chief Financial Officer effective April 11, 2016. From April 11, 2016 through his planned retirement in December 2016, Mr. Raabe is expected to continue to serve as Vice President, a role in which he is expected to assist with various acquisition activities and the transition of his duties to his successor as Chief Financial Officer.

Appointment of Brian L. Ketcham as Vice President and Chief Financial Officer

On April 4, 2016, the Company announced that its Board of Directors appointed Brian L. Ketcham to succeed Mr. Raabe as Vice President and Chief Financial Officer of the Company effective April 11, 2016.

Mr. Ketcham, 55, has most recently served as Vice President and Group Controller of the Engineered Support Structures segment at Valmont Industries, Inc., a manufacturer of irrigation and infrastructure products headquartered in Omaha, Nebraska (“Valmont”). Mr. Ketcham joined Valmont in 2001 as Irrigation Division Controller and served in a number of different finance positions for Valmont before being appointed to his current position in 2013. Prior to Valmont, Mr. Ketcham served as Vice President and Treasurer of Consolidated Container Company, LLC, a developer, manufacturer and marketer of plastic containers, and earlier in his career was a member of the audit staff of KPMG LLP.

Mr. Ketcham (i) will receive an annual base salary of $325,000; (ii) is eligible to receive a target bonus equal to 50% of his base salary and a maximum bonus of up to 200% of his target bonus (although he will receive a fixed bonus of $65,000 for the remainder of fiscal 2016); and (iii) will be granted restricted stock units on his start date with a value of $100,000 (based on the closing stock price on his start date). The restricted stock units are subject to vesting at the rate of 33-1/3% per year on November 1, 2016, 2017 and 2018.

The Company and Mr. Ketcham have entered into a written agreement concerning his employment as Vice President and Chief Financial Officer which provides for a term of one year and the automatic extension of that term by one day for each day of employment unless the Company notifies Mr. Ketcham that it does not wish to further extend the term. Accordingly, the agreement will have a remaining term of one year from the date the Company notifies Mr. Ketcham that it does not wish to further extend the term. In addition to the compensation discussed above, the agreement also provides that Mr. Ketcham will be eligible to receive annual long-term equity incentives in the discretion of the Compensation Committee and will be eligible to participate in other insurance and benefit plans generally available to senior executives of the Company. The agreement also provides for severance compensation equal to one times annual base salary (or base salary plus target bonus if termination occurs within one year following a

“change in control” (as that term is defined in the agreement)) if Mr. Ketcham’s employment is terminated without “cause” (as that term is defined in the agreement) or if he terminates his employment for “good reason” (as that term is defined in the agreement) within one year following a change in control.

A copy of Mr. Ketcham’s employment agreement is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The foregoing description of the material terms of Mr. Ketcham’s employment agreement does not purport to be complete and is qualified by reference to such exhibit.

Mr. Ketcham has also entered into an Indemnification Agreement with the Company in the form attached as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008.

Item 8.01. Other Events.

On April 4, 2016, the Company issued a press release announcing the management changes described in Item 5.02 above. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

10.1	Employment Agreement, dated April 5, 2016, between the Company and Brian L. Ketcham.

10.2	Form of Indemnification Agreement between the Company and its Officers and Directors, previously filed as Exhibit 10.2 with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2008 and incorporated herein by reference.

99.1	Press Release, dated April 4, 2016, issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 5, 2016	LINDSAY CORPORATION

	By:	/s/ Richard W. Parod
Richard W. Parod, President and Chief Executive Officer